Exhibit 10.1

STOCK PURCHASE AGREEMENT
between
TRUPANION, INC.
and
AFLAC INCORPORATED
dated as of October 26, 2020

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement, dated as of October 26, 2020 (this “Agreement”), is entered into by and between Trupanion, Inc., a Delaware corporation (“Company”), and Aflac Incorporated, a Georgia corporation (“Purchaser” and, together with Company, the “Parties”).
WHEREAS, at the applicable Closing (as defined below), and subject to the terms and conditions of this Agreement, Company desires to sell and issue to Purchaser, and Purchaser desires to purchase from Company, the applicable Shares (as defined below) as set forth herein; and
WHEREAS, at the Initial Closing (as defined below), the Parties will execute and deliver a Shareholder Agreement, in substantially the form attached hereto as Exhibit A (the “Shareholder Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated below:
“Action” means any claim, action, suit, arbitration, inquiry, grievance, proceeding, hearing, investigation, or administrative decision-making or rulemaking process.
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Purchase Price” means, collectively, the Initial Closing Purchase Price and the Milestone Closing Purchase Price.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“APIC” means American Pet Insurance Company, an insurance company organized under the laws of the State of New York.
“Board” means the Board of Directors of Company.

“Business Day” means any day other than a Saturday, a Sunday or any federal holiday or day on which banking institutions in New York, New York are authorized or required by Law or other governmental action to close.
“Closing” means, as applicable, the Initial Closing or the Milestone Closing.
“Closing Date” means, as applicable, the Initial Closing Date or the Milestone Closing Date.
“Code” means the Internal Revenue Code of 1986.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the common stock, par value $0.00001 per share, of Company.
“Company” shall have the meaning specified in the introductory paragraph of this Agreement.
“Company Balance Sheet” shall have the meaning specified in Section 3.07.
“Company Financial Statements” shall have the meaning specified in Section 3.07.
“Company Projections” shall have the meaning specified in Section 3.29.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article III.
“Effect” shall have the meaning specified in the definition of Material Adverse Effect.
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder.
“Fraud” means actual, not constructive, common law fraud (under the Laws of the State of Delaware).
“GAAP” means generally accepted accounting principles and practices in the United States of America as of the period presented.
“Governmental Authority” means any supranational, national, state, municipal, local or foreign government; any instrumentality, subdivision, court, administrative agency or commission or other authority thereof (including a national securities exchange or other self-regulatory body); or any quasi-governmental, arbitration or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Initial Closing” shall have the meaning specified in Section 2.02.
“Initial Closing Purchase Price” means $59,999,995, which shall equal $55.00 per share of Common Stock.
“Initial Closing Shares” means 1,090,909 shares of Common Stock.
“Insurance Laws” means all applicable Laws regulating the business and products of insurance and all applicable Governmental Orders and directives of insurance regulatory authorities.
“Insurance Subsidiaries” means APIC and Wyndham Insurance Company (SAC) Limited, Segregated Account AX.
“Intellectual Property” means any and all intellectual property rights, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iii) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (iv) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (v) rights of publicity, privacy, and rights to personal information, and (vii) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.
“Law” means any applicable supranational, domestic, foreign, federal, state or local order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation, including any Governmental Order.
“Material Adverse Effect” means any circumstance, fact, condition, change, development, occurrence, event or effect (each, an “Effect”) that, individually or in the aggregate, is materially adverse to (a) the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Company and its Subsidiaries, taken as a whole or (b) Company’s ability to perform its obligations under, and consummate the transactions contemplated by, the Transaction Documents, except for any Effect resulting from: (i) changes in the economy or the financial, securities or currency markets in the United States or elsewhere in the world (including changes in prevailing foreign exchange rates or interest rates), (ii) changes generally affecting the industries in which Company and its Subsidiaries operate, (iii) generally applicable changes in Law or in GAAP, accounting standards or interpretations thereof, in each case, after the date hereof, (iv) weather-related events, epidemic, pandemic or disease outbreaks, or escalations of hostilities or acts of war or terrorism, (v) the announcement or the existence of this Agreement or the transactions contemplated hereby, (vi) changes

(in and of themselves) in the share price or trading volume of the Common Stock (but not the underlying cause thereof) or (vii) the failure (in and of itself) of Company to meet projections or forecasts (but not the underlying causes thereof), except, with respect to clauses (i)-(iv), to the extent that any such Effect has a disproportionate impact on the business of Company and its Subsidiaries relative to other businesses in the industries in which Company and its Subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect, to the extent such Effect is not otherwise excluded from being taken into account by clauses (i)-(viii) of this definition).
“Milestone” means the applicable waiting period (including any extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
“Milestone Closing” shall have the meaning specified in Section 2.02.
“Milestone Closing Purchase Price” means $140,000,025, which shall equal $55.00 per share of Common Stock.
“Milestone Closing Shares” means 2,545,455 shares of Common Stock.
“NASDAQ” means The NASDAQ Stock Market LLC.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, certificate or articles of organization, certificate of formation, bylaws, limited liability company agreement, limited partnership agreement, operating agreement or similar organizational document or agreement, as applicable, of such Person.
“Parties” shall have the meaning specified in the introductory paragraph of this Agreement.
“Permits” shall have the meaning specified in Section 3.14.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or any agency, instrumentality or political subdivision thereof or any other form of entity.
“Producers” means the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, insurance solicitors, producers or other Persons who solicit, negotiate or sell insurance Contracts issued or assumed by any Insurance Subsidiary.
“Purchaser” shall have the meaning specified in the introductory paragraph of this Agreement.
“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives of such Person.

“SEC Disclosure” means the disclosure included in the SEC Reports, but excluding any risk factor disclosure, forward-looking statements or other disclosures or statements that are similarly non-specific and are predictive and forward-looking in nature contained in any such SEC Report under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or any other heading and excluding any information set forth in any exhibit thereto.
“SEC Reports” shall have the meaning specified in Section 3.09.
“Securities Act” means the Securities Act of 1933, and the rules and regulations of the Commission promulgated thereunder.
“Shareholder Agreement” shall have the meaning specified in the recitals to this Agreement.
“Shares” means, collectively, the Initial Closing Shares and the Milestone Closing Shares.
“Stockholder” means a holder of shares of Common Stock.
“Strategic Alliance Agreement” means the Strategic Alliance Agreement, dated as of the date hereof, by and between the Company and Purchaser (as may be amended or supplemented from time to time).
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (a) of which such Person or a subsidiary of such Person is a general partner or manager or (b) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, are directly or indirectly owned by such Person and/or one or more subsidiaries thereof.
“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Taxes, filed or required to be filed with any taxing authority, including any schedule or attachment thereto or any amendment thereof.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, intangible property, excise, escheat, sales, use, capital stock, accumulation of earnings, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.
“Transaction” means, collectively, the transactions contemplated by the Transaction Documents.
“Transaction Documents” means, collectively, this Agreement and the Shareholder Agreement.

Section 1.02 Interpretation.
a.Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any member by virtue of authorship of any of the provisions of this Agreement.
b.Any reference in this Agreement to $ means U.S. dollars.
c.Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
d.The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereto.
e.The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
f.The word “including,” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
g.When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All references to days in this Agreement are to calendar days unless the term “Business Day” is specifically used.
h.The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
i.Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.
j.References to a Person are also to its successors and permitted assigns.
ARTICLE II

AGREEMENT TO SELL AND PURCHASE
Section 2.01 Sale and Purchase.
Subject to the terms and conditions of this Agreement, at the (a) Initial Closing, Company hereby agrees to issue and sell to Purchaser, and Purchaser hereby agrees to purchase from Company, the Initial Closing Shares, and as consideration for the issuance and sale of the Initial Closing

Shares to Purchaser, Purchaser hereby agrees to pay Company the Initial Closing Purchase Price, and (b) Milestone Closing, Company hereby agrees to issue and sell to Purchaser, and Purchaser hereby agrees to purchase from Company, the Milestone Closing Shares, and as consideration for the issuance and sale of the Milestone Closing Shares to Purchaser, Purchaser hereby agrees to pay Company the Milestone Closing Purchase Price.
Section 2.02 Closings.
a.On the terms of this Agreement, the purchase and sale of the Initial Closing Shares (the “Initial Closing”) shall occur on the date hereof as soon as reasonably practicable following the execution and delivery of this Agreement by the Parties, subject to all of the conditions to the Initial Closing set forth in Section 2.03, Section 2.04 and Section 2.05, as applicable, being satisfied or, to the extent permitted by Law, waived by the Party entitled to the benefit thereof, at such time, and shall be conducted remotely via the electronic exchange of documents and signatures, or at such other place, time and date as Company and Purchaser mutually agree, orally or in writing (the date on which the Initial Closing occurs, the “Initial Closing Date”).
b.The purchase and sale of the Milestone Closing Shares (the “Milestone Closing”) shall occur at 10:00 a.m. (New York City time) on the fifth (5th) Business Day following such date on which all of the conditions to the Milestone Closing set forth in Section 2.03, Section 2.04 and Section 2.05 have been satisfied or, to the extent permitted by Law, waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Milestone Closing, but subject to the satisfaction or waiver of those conditions at such time), and shall be conducted remotely via the electronic exchange of documents and signatures, or at such other time and place as Company and Purchaser mutually agree, orally or in writing (the date on which the Milestone Closing occurs, the “Milestone Closing Date”).
c.At the applicable Closing, Company shall (i) deliver to Purchaser the applicable Shares being purchased by Purchaser at such Closing against payment of the Initial Closing Purchase Price or Milestone Closing Purchase Price, as applicable, therefor by wire transfer of immediately available U.S. funds to an account designated by Company, (ii) instruct Broadridge Corporate Issuer Solutions, Inc. or cause such transfer agent to be instructed, to create a book-entry account for Purchaser and credit Purchaser’s account with the applicable Shares, (iii) deliver to Purchaser evidence reasonably satisfactory to Purchaser of the foregoing and that the applicable Shares have been issued to Purchaser in book-entry form and (iv) take all other actions as may be necessary to issue, sell, transfer and deliver to Purchaser all the applicable Shares in book-entry form.
Section 2.03 Mutual Conditions to Each Party’s Obligations.
The respective obligations of each Party to consummate the purchase and issuance and sale of the applicable Shares at the applicable Closing shall be subject to the satisfaction or waiver by each Party (on behalf of itself in writing, in whole or in part, to the extent permitted by Law) on or prior to the applicable Closing Date of each of the following conditions:

a.no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Transaction or makes the Transaction illegal, and no Action is pending that seeks a Governmental Order to such effect; and
b.any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
Section 2.04 Conditions to Purchaser’s Obligations.
The obligation of Purchaser to consummate the purchase of the applicable Shares shall be subject to the satisfaction on or prior to the applicable Closing Date of each of the following conditions (any or all of which may be waived by Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by Law):
a.Company shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Company on or prior to the applicable Closing;
b.(i) each of the Fundamental Representations shall be true and correct in all respects (except for de minimis failures to be true and correct) as of the date hereof and as of the applicable Closing Date with the same effect as though made on and as of such Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) each of the representations and warranties (other than the Fundamental Representations) of Company shall be true and correct (read, for purposes of this Section 2.04(b) only, without giving effect to any qualifier as to “materiality,” “material” or “Material Adverse Effect”) in all respects as of the date hereof and as of the applicable Closing Date with the same effect as though made on and as of such Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (ii), where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;
c.since the date hereof, no Effect shall have occurred which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
d.Company shall have executed and delivered the closing deliverables described in Section 2.06.
Section 2.05 Conditions to Company’s Obligations.
The obligation of Company to consummate the sale of the applicable Shares to Purchaser shall be subject to the satisfaction on or prior to the applicable Closing Date of each of the following conditions (any or all of which may be waived by Company in writing, in whole or in part, to the extent permitted by Law):

a.Purchaser shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Purchaser on or prior to the applicable Closing;
b.Each of the representations and warranties of Purchaser contained in Article IV shall be true and correct on and as of the applicable Closing Date with the same effect as though such representations and warranties had been made on and as of such Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby; and
c.Purchaser shall have executed and delivered the closing deliverables described in Section 2.07.
Section 2.06 Company Closing Deliverables.
At the applicable Closing, Company shall deliver (or cause to be delivered) the following:
a.at the (i) Initial Closing, the Initial Closing Shares, and (ii) Milestone Closing, the Milestone Closing Shares, free and clear of all liens other than transfer restrictions set forth in the Shareholder Agreement and applicable federal and state securities Laws;
b.a certificate of the Secretary or Assistant Secretary of Company, dated as of the Initial Closing Date, certifying as to and attaching: (i) the Certificate of Incorporation of Company, (ii) the Bylaws of Company, and (iii) the resolutions of the Board authorizing the Transaction Documents and the Transaction, including the issuance of the Shares;
c.a certificate, dated within three (3) Business Days of the Initial Closing Date, from the Secretary of State of the State of Delaware evidencing that Company is in good standing in such jurisdiction;
d.at the Initial Closing, the Shareholder Agreement, which shall have been duly executed by Company;
e.at each of the Initial Closing and Milestone Closing, a certificate, dated the applicable Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of Company, in his or her capacity as such, stating that the conditions set forth in Sections 2.04(a) and Section 2.04(b) (in the case of each Closing) and Section 2.04(c) (in the case of the Milestone Closing only), have been satisfied;
f.a written legal opinion from DLA Piper LLP (US) addressed to Purchaser dated as of the applicable Closing Date, in form and substance customary for private securities offerings and reasonably acceptable to Purchaser; and
g.any other documents, instruments and writings required to be delivered by Company at the applicable Closing under the Transaction Documents.
Section 2.07 Purchaser Closing Deliverables.
At the applicable Closing, Purchaser shall deliver (or cause to be delivered) the following:

a.at the (i) Initial Closing, the Initial Closing Purchase Price, and (ii) Milestone Closing, the Milestone Closing Purchase Price, each in immediately available U.S. funds via wire transfer to an account designated by Company;
b.at the Initial Closing, the Shareholder Agreement, which shall have been duly executed by Purchaser;
c.at each of the Initial Closing and Milestone Closing, a certificate, dated the applicable Closing Date and signed by a duly authorized signatory of Purchaser stating that the conditions set forth in Sections 2.05(a) and 2.05(b) have been satisfied; and
d.all other documents, instruments and writings required to be delivered by Purchaser at the applicable Closing under the Transaction Documents.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as otherwise (a) disclosed in any SEC Disclosure contained in the SEC Reports prior to the date hereof (it being acknowledged that no such SEC Disclosure contained in the SEC Reports shall be deemed to qualify or modify any of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.25, 3.26, 3.27 and 3.28) and (b) set forth in the confidential disclosure schedule delivered by Company to Purchaser concurrently with the execution of this Agreement (the “Disclosure Schedule”), Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), as follows:
Section 3.01 Organization and Existence.
a.Each of Company and APIC is a corporation duly organized, validly existing and in good standing in its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties, and to conduct the businesses currently and customarily carried on by it. Company is duly qualified or licensed to do business and is in good standing in each other jurisdiction where such qualification or licensing is necessary, except in those jurisdictions where the failure to be so qualified or licensed or in good standing would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Organizational Documents of Company are included in the SEC Reports.
b.Each of Company’s Subsidiaries (other than APIC) is a corporation or other legal entity duly organized, validly existing and in good standing in its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties, and to conduct its business currently and customarily carried on by it and is duly qualified to transact business and is in good standing in each other jurisdiction in which such qualification is necessary, except where the failure to be so qualified or to be in good standing would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02 Authorization.
Company has all requisite power and authority required to enter into, and perform its obligations under, the Transaction Documents and consummate the Transaction. The execution, delivery and performance by Company of the Transaction Documents and the consummation by Company of the Transaction have been duly authorized by the Board and no other corporate action on the part of Company is necessary to authorize the execution, delivery and performance by Company of this Agreement and the other Transaction Documents and the consummation by Company of the Transaction. This Agreement has been duly executed and delivered by Company. The Transaction Documents constitute, or will constitute when executed, as applicable (assuming the due execution and delivery by each of the other parties hereto and thereto), a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 3.03 Consents.
Except for compliance with and filings under the HSR Act, and the approvals required by the Commission in connection with any registration statement filed under the Shareholder Agreement, no consent or approval of, or filing with, notice to or waiver from any Governmental Authority which has not been obtained or made by Company is required to be obtained or made by Company in connection with the execution and delivery of the Transaction Documents and the consummation by Company of the Transaction. No consent or approval of the Stockholders is required with respect to the issuance of the Shares to Purchaser or the performance by Company of its obligations under the Transaction Documents.
Section 3.04 Noncontravention.
The execution, delivery and performance of the Transaction Documents by Company does not or will not, as applicable, and, subject to any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement having expired or been terminated, the consummation by Company of the Transaction will not contravene or violate any provision of (a) the Organizational Documents of Company or any of its Subsidiaries, (b) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound, or result in the termination or acceleration of any material obligation thereunder or the loss of a material benefit thereunder, or entitle any party to accelerate any obligation or indebtedness thereunder, or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) thereunder, or (c) any Law to which Company or any of its Subsidiaries is subject or by which any property or asset of Company or any of its Subsidiaries is bound or affected or result in the creation of any liens upon any property or assets of Company or any of its Subsidiaries except, in the case of clauses (b) and (c), as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05 Shares.
The Shares are duly authorized for issuance and sale to Purchaser and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, free and clear of any liens (other than transfer restrictions set forth in the Shareholder Agreement and applicable federal and state securities Laws), will be issued in compliance with Law, and will not be issued in breach or violation of any preemptive rights or Contract. Subject to the accuracy of the representations made by Purchaser in Article IV hereof, the Shares will be issued to Purchaser in compliance with applicable exemptions from (a) the registration and prospectus delivery requirements of the Securities Act and (b) the registration and qualification requirements of applicable securities Laws of the states of the United States.
Section 3.06 Capitalization.
a.The authorized capital stock of Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.00001. Of such authorized capital stock, as of October 20, 2020, (i) 36,511,705 and 35,578,540 shares of Common Stock were issued and outstanding, respectively, (ii) 933,165 shares of Common Stock were held in treasury, (iii) 1,647,041 shares of Common Stock were reserved for issuance in respect of outstanding options to acquire Common Stock, (iv) 764,204 shares of Common Stock were reserved for issuance in respect of settlement of any outstanding awards of restricted stock units or performance stock units with respect to shares of Common Stock, and (v) no shares of preferred stock were issued and outstanding. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.
b.Except as set forth in Section 3.06(a), as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Company or any of its Subsidiaries is a party obligating Company to (i) issue, transfer or sell any shares of capital stock or other equity interests of Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests.
c.Except as set forth in Section 3.06(a), as of the date hereof, Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.
d.Except as set forth in Section 3.06(a), as of the date hereof, (i) there are no voting trusts or other agreements or understandings to which Company is a party with respect to the voting of the capital stock or other equity interest of Company and (ii) except as set forth in the Transaction Documents, Company has not granted to any Person the right to require Company to register Common Stock.

Section 3.07 Financial Statements.
a.Company has delivered to Purchaser (i) the unaudited consolidated balance sheet, together with the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of Company as of and for the six (6) months ended June 30, 2020 (such balance sheet, the “Company Balance Sheet”), and (ii) the audited consolidated balance sheets, together with the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows of Company as of and for the year ended December 31, 2019. The consolidated balance sheets, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows included in the SEC Reports (collectively, the “Company Financial Statements”) (i) have been prepared in accordance with GAAP consistently applied (other than the adoption of accounting pronouncements described in the notes thereto and, with respect to the unaudited Company Financial Statements, normal recurring year-end adjustments and the absence of footnotes), (ii) have been prepared from (and in accordance with) the books and records of Company and its consolidated Subsidiaries on a consistent basis, (iii) complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, and (iv) fairly present, in all material respects, the financial position and results of operations and cash flow of Company and its Subsidiaries as of the dates thereof or for the periods set forth therein.
b.Company has provided to Purchaser a copy of its preliminary unaudited consolidated balance sheet, together with the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of Company as of and for the nine (9) months ended September 30, 2020 in draft form (the “Draft Financial Statements”), which Draft Financial Statements Company will form the basis for the consolidated balance sheet, together with the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows, to be filed with the Commission as part of Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2020. The Draft Financial Statements (i) have been prepared in accordance with GAAP consistently applied (other than the adoption of accounting pronouncements described in the notes thereto, normal recurring year-end adjustments and the absence of footnotes), (ii) have been prepared from (and in accordance with) the books and records of Company and its consolidated Subsidiaries on a consistent basis and (iii) fairly present, in all material respects, the financial position and results of operations and cash flow of Company and its Subsidiaries as of September 30, 2020 or for the quarter ended September 30, 2020, as applicable.
c.Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or Rule 15d-15 of the Exchange Act). Such disclosure controls and procedures are designed and effective to ensure that material information required to be disclosed in Company’s periodic reports filed or submitted under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Company’s filings with the Commission and other public disclosure documents. Company is and has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and has not identified (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.
Section 3.08 No Undisclosed Liabilities.
None of Company or any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet prepared in accordance with GAAP consistently applied and which (a) are not reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business since the date of the Company Balance Sheet, (b) are not incurred pursuant to the transactions contemplated by this Agreement, or (c) are not, individually or in the aggregate, material to the business or operations of Company.
Section 3.09 Company Filings.
Company has filed or furnished all reports and other documents required to be filed or furnished by Company under the Exchange Act since January 1, 2019 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis. The SEC Reports comply in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed or furnished (or if amended or superseded by a filing or amendment prior to the date hereof, then at the time of such filing or amendment), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2019 to the date hereof, Company has filed all material reports, registrations and statements, together with any required amendments thereto, that were required to be filed to the Commission.
Section 3.10 No Material Adverse Effect. Since December 31, 2019:
a.Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business; and
b.there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.11 Taxes.
a.(i) All material income and other Tax Returns required to be filed by Company and each of its Subsidiaries in any jurisdiction have been duly and timely filed, other than those filings being contested in good faith; (ii) all such Tax Returns are true, correct and complete in all material respects; and (iii) all material Taxes due by Company or any of its Subsidiaries have been paid, other than those being contested in good faith and for which adequate reserves in accordance with GAAP have been provided.
b.(i) There are no disputes pending, or claims asserted, for Taxes or assessments upon Company or any of its Subsidiaries for which Company does not have reserves that are adequate under GAAP; (ii) neither Company nor any of its Subsidiaries is (A) a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (1) such an agreement or arrangement exclusively between or among Company and its Subsidiaries or (2) customary Tax identification or other arrangements contained in credit or other commercial agreements the primary purposes of which does not relate to Taxes) or (B) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502 6 (or any similar provision of state, local or foreign Law); and (iii) neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
c.Company currently is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.
d.Within the past two (2) years, none of Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
e.Company and each of its Subsidiaries have complied in all material respects with all Laws relating to the withholding of Taxes and have duly and timely withheld from employees’ salaries, wages and other compensation and have paid over to the appropriate taxing authority all material amounts required to be so withheld and paid over.
f.None of Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to material taxation by that jurisdiction that has not since been resolved.
g.APIC is a domestic corporation that is an “insurance company” within the meaning of Section 816(a) of the Code that does not have any “life insurance reserves” within the meaning of Section 816(b) of the Code.
Section 3.12 Absence of Proceedings and Governmental Orders.
There is no (a) Action before or brought by any Governmental Authority, now pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or (b) Governmental Order imposed upon Company or any of its Subsidiaries, in each case, which would, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or that relates to or challenges the validity or propriety of this Agreement, any of the Transaction Documents or the Transaction.
Section 3.13 Compliance with Laws.
Company and each of its Subsidiaries are, and its and their business and operations are, and since January 1, 2019, have been, in compliance with all Laws, including Governmental Orders applicable to Company or any of its Subsidiaries, except where any such noncompliance, would not, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.14 Insurance Subsidiaries.
a.Except as would not be material to Company, each Insurance Subsidiary is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation or organization, and (ii) duly licensed or authorized to transact the business of insurance in each other jurisdiction where it is required to be so licensed or authorized in order to conduct its business as currently conducted. Each Insurance Subsidiary has all other necessary licenses, certifications, permits, registrations, qualifications, franchises, approvals, clearances, exemptions and other regulatory authorizations (“Permits”) of and from all insurance regulatory authorities necessary to conduct its business as currently conducted, except where the failure to have such Permits would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Neither Company nor any Insurance Subsidiary has received any notification from any insurance regulatory authority to the effect that any additional Permit from any insurance regulatory authority must be obtained by Company or any Insurance Subsidiary to conduct its business as currently conducted. Neither Insurance Subsidiary is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation.
b.Since January 1, 2019, each Insurance Subsidiary has (i) filed all annual and quarterly statutory statements, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, in each case required by Law to be filed by such Insurance Subsidiary with its domiciliary regulatory authority on forms prescribed or permitted thereby and (ii) made all other filings required by Insurance Law to be filed by such Insurance Subsidiary with any Governmental Authority except, in the case of clause (ii), where the failure to do so would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such filing complied with Law in all material respects. No Governmental Authority has asserted any material deficiency related to any such filing.
c.Since January 1, 2019, the business of each Insurance Subsidiary (including business, marketing, operations, sales and issuances of insurance Contracts conducted by or through producers) has been conducted in compliance with Insurance Laws in all material respects. Company and each Insurance Subsidiary has filed all notices, reports, documents or other information required to be filed by it with any insurance regulatory authority, except where the failure to do so would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
d.No Insurance Subsidiary is subject to any requirement imposed by a Governmental Authority to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by Insurance Laws of general application. No Insurance Subsidiary is subject to any order or decree of any insurance regulatory authority that (i) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence or the terms of prior agreements with insurance regulatory authorities) or (ii) has revoked, suspended or limited or that seeks the revocation, suspension or limitation of any license or other permit issued pursuant to Insurance Laws. No Action is pending or, to the knowledge of Company, threatened that would reasonably be expected to result in the revocation or suspension of any such material license.
e.Since January 1, 2015, the Insurance Subsidiaries have entered into agreements with insurance regulatory authorities in the United States to resolve assertions that certain individuals were not duly licensed to sell, solicit or negotiate insurance products (the “Settlement Agreements”). Except for the Settlement Agreements, to the knowledge of Company, each Producer, at the time such Producer solicited, negotiated or sold any insurance Contract issued or assumed by Insurance Subsidiary, was duly and appropriately appointed by such Insurance Subsidiary or other issuing insurance company, in compliance with Law, to act as a Producer for such Insurance Subsidiary or other issuing insurance company and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of such Insurance Subsidiary or other issuing insurance company), in each jurisdiction in which such Producer was required to be so licensed, and no such Producer violated any term or provision of Law relating to the solicitation, negotiation or sale of any insurance Contract issued by such Insurance Subsidiary or other issuing insurance company, except where the failure to be so licensed or any such violations would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 3.15 Benefit Plans.
(i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974 (“ERISA”)) for which Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each, a “Benefit Plan”) has been maintained in compliance in all respects with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Benefit Plan and with respect to any multiemployer plan, within the meaning of Section 3(3) of ERISA (each, a “Multiemployer Plan”), excluding transactions effected pursuant to a statutory or administrative exemption; (iii) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification; (iv) with respect to any Benefit Plan sponsored or maintained by Company or any member of its Controlled Group that is subject to Title IV of ERISA and in the case of each Multiemployer Plan: (A) there is no “accumulated funding deficiency” under Section 412 of the Code or Section 302 of ERISA, (B) no such Benefit Plan is, or, is expected to be, “at-risk” (under Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (C) no “reportable event”

under Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred, (D) any premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, and (E) no unsatisfied liability (other than any premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by Company or any Subsidiary; and (v) none of the execution and delivery of this Agreement nor the consummation of the Transaction would reasonably be expected to (A) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Company or any Subsidiary of Company under any Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits, and (D) result in any breach or violation of, or default under or limit Company’s right to amend, modify, terminate or transfer the assets of, any Benefit Plan, except in each case with respect to the events or conditions set forth in the foregoing clauses (i) through (v), as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 3.16 Labor and Employment.
None of Company or its Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or other employee representative body, and no employees of Company or its Subsidiaries are represented by any labor union, labor organization or employee representative body with respect to their employment with Company of its Subsidiaries. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Laws respecting employment and employment practices. All individuals performing, and who for the six (6) year period preceding Closing have performed, services for Company or its Subsidiaries while classified as independent contractors have been properly so classified for all purposes. To the knowledge of Company, in the last five (5) years, no allegations of sexual harassment have been made against any officer of Company or its Subsidiaries.
Section 3.17 Material Contracts.
Company has described in or filed as exhibits to the SEC Reports all Contracts (including all amendments thereto) that are required to be described or filed in the SEC Reports (collectively, the “Material Contracts”). Each Material Contract (excluding any Benefit Plan) is valid and binding on Company and each of its Subsidiaries party thereto and each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except (a) to the extent that any Material Contract expires or terminates in accordance with its terms and (b) for such failures that would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, none of Company nor any of its Subsidiaries is in default under any Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any Material Contract to which it is a party, by which it is bound or to which any of its properties or assets is subject, except to the extent any such default would not, individually or in the aggregate, reasonably be expected to be material to Company.
Section 3.18 Properties and Assets.
Company and each of its Subsidiaries have good and marketable title in fee simple to (in the case of real property), or have valid, subsisting and enforceable leases or rights to otherwise use, all real and personal property that are material to the respective businesses of Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except for such liens, encumbrances and defects that (a) arise under that certain Loan and Security Agreement, dated as of December 16, 2016 and as amended from time to time, by and among Company, Trupanion Managers USA, Inc., and Pacific West Bank, as a lender and as administrative agent and collateral agent for the lenders party thereto, (b) arise by operation of law, (c) do not materially interfere with the use made and proposed to be made of such property by Company and its Subsidiaries or (d) would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect (the exceptions in clauses (a)-(d), “Permitted Encumbrances”).
Section 3.19 Environmental Compliance.
To the knowledge of Company, Company and its Subsidiaries (a) are, and since January 1, 2019 have been, in compliance with any and all Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are, and since January 1, 2019 have been, in compliance with all terms of any such permit, license or approval, except where failure to receive or comply with such permits, licenses or other approvals or comply with such Environmental Laws would not, or would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 3.20 Intellectual Property.
a.Company is the sole and exclusive beneficial and record owner of all registrations and applications for Intellectual Property owned or purported to be owned by Company (collectively, the “Company Registered Intellectual Property”) and Company is the sole and exclusive owner of all other Intellectual Property owned or purported to be owned by Company (including the Intellectual Property created by employees and contractors within the scope of their employment or engagement by Company), free and clear of any liens (other than Permitted Encumbrances). All Company Registered Intellectual Property is subsisting, valid and enforceable in all material respects.
b.Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

i.Company owns, licenses or otherwise has and has had the right to use all Intellectual Property used in the operation of Company’s business;
ii.the operation of Company’s business as currently conducted and as conducted since January 1, 2019 does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person;
iii.since January 1, 2019, there have been no material Actions pending or, to the knowledge of Company, threatened in writing (including cease and desist letters or requests for a license), against Company alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of the Company Registered Intellectual Property;
iv.to the knowledge of Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or exclusively licensed to Company, and since January 1, 2019, Company has not instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or violation of any such Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property;
v.Company has taken commercially reasonable actions to protect the confidentiality of trade secrets included in Company’s Intellectual Property and of confidential information of other Persons possessed by Company and, since January 1, 2019, there has been no loss of trade secret rights or confidentiality with respect thereto due to a breach of confidentiality or other act or omission by Company or, to the knowledge of Company, by any Person to which any such information has been provided by Company;
vi.to the knowledge of Company, the software owned, used or held for use by Company (A) includes no malicious code, program or other internal component (e.g., computer virus, computer worm, computer time bomb or similar component) that is intended to damage, destroy, impede the operation of, allow unauthorized access to or alter any such software or present a material risk of disclosure of Company’s confidential information and (B) has not malfunctioned or failed in any manner; and
vii.Company has not used any open source or “copyleft” software in a manner that would (i) require any source code or other components of software owned or developed by or on behalf of Company to be required to be disclosed, licensed, publicly distributed, or dedicated to the public.
Section 3.21 Privacy and Cybersecurity.
a.To the knowledge of Company, Company has complied in all material respects with all Laws, and its own policies, which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy. Company maintains a written information privacy and security program that contains reasonable measures intended to protect the privacy, confidentiality and security of (i) the information technology used by Company, (ii) all confidential information stored therein or transmitted thereby and (iii) personal information held by Company against any (x) loss or misuse, (y) unauthorized or unlawful operations or (z) other act or omission that would reasonably be expected to compromise the security or confidentiality of such items (clauses (x) through (z), a “Security Breach”).
b.Since January 1, 2019, (i) to the knowledge of Company, there has been no Security Breach or other compromise of or relating to any information technology and computer systems, networks, hardware, software, data (including personal information and confidential information), or equipment owned or used by or on behalf of Company, and (ii) Company has not been notified in writing by any third party (including pursuant to any audit) of any such material Security Breach or any material information security deficiency that would reasonably be expected to cause any such material security breach or material disruption to the conduct of the business of Company. Company from time-to-time evaluates its continuity and disaster recovery and backup needs and has implemented commercially reasonable backup disaster recovery technology, plans and policies that reasonably address its assessment of risk and Company reasonably tests and validates such systems, plans and policies.
Section 3.22 Foreign Corrupt Practices Act.
Since January 1, 2019, neither Company nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of Company or any of its Subsidiaries, has: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, applicable legislation implementing the Organization for Economic Co-operation and Development Convention on Bribery of Foreign Public Officials in International Business Transactions, or the rules and regulations thereunder or any other similar Law; or (d) made any illegal bribe, payoff, influence payment, kickback or other unlawful payment. Company has instituted and maintains policies requiring continued compliance with the Laws and regulations referenced in clause (c) of this paragraph.
Section 3.23 OFAC.
Since January 1, 2019, neither Company nor any of its Subsidiaries, nor any director, officer, agent, employee or controlled Affiliate of Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
Section 3.24 Money Laundering Laws.

Since January 1, 2019, the operations and businesses of Company and its Subsidiaries are and have been conducted at all times in compliance with applicable money laundering laws of all jurisdictions to which Company or its Subsidiaries are subject, and the rules and regulations thereunder issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no Action by or before any Governmental Authority involving Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Company, threatened in writing.
Section 3.25 Sale of Securities.
Assuming the accuracy of the representations and warranties set forth in Section 4.06, the offer, sale and issuance of the Shares pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither Company nor any other Person authorized by Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Shares pursuant to this Agreement, and neither Company nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Shares under this Agreement to be integrated with prior offerings by Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will Company take any action or steps that would cause the offering or issuance of the Shares under this Agreement to be integrated with other offerings by Company.
Section 3.26 Listing and Maintenance Requirements.
The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ, and Company has taken no action designed to, or which is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from NASDAQ, nor has Company received as of the date hereof any notification that the Commission or NASDAQ is contemplating terminating such registration or listing.
Section 3.27 Investment Company Act.
Company is not required, and upon the issuance and sale of the Shares as herein contemplated and the application of the net proceeds therefrom will not be required, to register as an “investment company” under the Investment Company Act of 1940.
Section 3.28 No Broker’s Fees.
Neither Company nor any of its Subsidiaries is a party to any Contract or understanding with any Person that would give rise to a valid claim against Purchaser or its Affiliates for a brokerage commission, finder’s fee or like payment in connection with the Transaction.
Section 3.29 Exclusive Representations and Warranties.

Except for the representations and warranties expressly set forth in this Article III, Company hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) Company or any of Company’s businesses, assets, employees, permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information (including information with respect to filings with and consents of any Governmental Authority or information with respect to the future revenues, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of Company, as well as any other business plan and cost-related plan information of Company), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Purchaser, its Affiliates or its Representatives, in each case, whether made by Company or any of its Affiliates, Representatives or any other Person (this clause (ii), collectively, “Company Projections”) and (b) all liability and responsibility for any such other representation or warranty or any such Company Projection.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Company as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) as follows:
Section 4.01 Organization and Existence.
Purchaser is a corporation duly organized, validly existing and in good standing in its jurisdiction of organization. Purchaser is duly qualified or licensed to do business and is in good standing in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed or in good standing would not have a material adverse effect on Purchaser’s ability to perform its material obligations hereunder or to consummate the transactions contemplated hereby.
Section 4.02 Authorization.
Purchaser has all requisite power and authority required to enter into the Transaction Documents and consummate the Transaction. The execution, delivery and performance by Purchaser of the Transaction Documents and the consummation by Purchaser of the Transaction have been duly authorized by all necessary corporate action on the part of Purchaser, and no other entity or governing body proceedings or approvals on the part of Purchaser or any direct or indirect equity holders, managers or partners are necessary to authorize the execution, delivery, and performance by Purchaser of the Transaction Documents and the consummation by Purchaser of the Transaction. This Agreement has been duly executed and delivered by Purchaser. The Transaction Documents constitute, or will constitute when executed, as applicable (assuming the due execution and delivery by each of the other parties hereto and thereto), a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 4.03 Consents.
Except for (a) compliance with and filings under the HSR Act, (b) the approvals required by the Commission in connection with any registration statement filed under the Shareholder Agreement, and (c) the filings required by the Commission in connection with the acquisition of the Shares pursuant to Section 13 of the Exchange Act, no consent or approval of, or filing with, notice to or waiver from any Governmental Authority which has not been obtained or made by Purchaser is required to be obtained or made by Purchaser or its Affiliates in connection with the execution and delivery of the Transaction Documents and the consummation by Purchaser of the Transaction, other than any such consents, approvals or filings the failure of which to obtain or make would not have material adverse effect on Purchaser’s ability to perform its material obligations hereunder or to consummate the transactions contemplated hereby.
Section 4.04 Noncontravention.
The execution, delivery and performance of the Transaction Documents by Purchaser does not or will not, as applicable, and, subject to any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement having expired or been terminated, the consummation by Purchaser of the Transaction will not contravene or violate any provision of (a) the Organizational Documents of Purchaser, (b) any Contract to which Purchaser is a party or by which Purchaser is bound, or result in the termination or acceleration of any material obligation thereunder or the loss of a material benefit thereunder, or entitle any party to accelerate any obligation or indebtedness thereunder, or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) thereunder, or (c) any Law to which Purchaser is subject or by which any property or asset of Purchaser is bound or affected or result in the creation of any liens upon any property or assets of Purchaser except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to perform its material obligations hereunder or to consummate the transactions contemplated hereby.
Section 4.05 Certain Fees.
No fees or commissions are or will be payable by Purchaser to brokers, finders or investment bankers with respect to the purchase of the Shares or the consummation of the transactions contemplated by this Agreement, except for such fees and commissions that will be paid by Purchaser or its Affiliates.
Section 4.06 Unregistered Securities.

a.Accredited Investor Status; Sophisticated Purchaser. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is able to bear the risk of its investment in the Shares for an indefinite period. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares. Purchaser is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment.
b.Information. Purchaser has carefully reviewed and considered the SEC Reports, other publicly available information regarding Company, and all other information and materials relating to the business, finances and operations of Company and the offer and sale of the Shares that that it and its Representatives deem necessary to make its decision to enter into the Transaction. Purchaser or its Representatives have been afforded the opportunity to ask questions of Company or its Representatives and receive answers concerning the terms and conditions of the offering and to obtain any additional information which Company possesses or can acquire without unreasonable effort or expense. Purchaser understands and acknowledges that its purchase of the Shares involves a high degree of risk and uncertainty. Purchaser has evaluated the merits and risks of the Transaction and has sought such accounting, financial, legal, tax and other advice as it has considered necessary to make an informed investment decision with respect to its investment in the Shares.
c.Purchase for Own Account, Restricted Securities. Purchaser is purchasing the Shares for its own account and not with a view to distribution in violation of any securities Laws. Purchaser has been advised and understands and acknowledges that the Shares have not been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law and, subject to the Shareholder Agreement, Company is not required to register the Shares. Purchaser will not sell, transfer or otherwise dispose of the Shares or any interest therein except in a transaction registered pursuant to the provisions of the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act. Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.
d.Legends. Purchaser understands and acknowledges that, until such time as the Shares have been registered pursuant to the provisions of the Securities Act, or the Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares will bear the following restrictive legend: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A

TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.”
e.Reliance Upon Purchaser’s Representations and Warranties. Purchaser understands and acknowledges that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that Company is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth in this Agreement in (i) concluding that the issuance and sale of the Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of Purchaser to purchase the Shares.
Section 4.07 Ownership of Common Stock.
Except for the Shares that Purchaser will acquire at the Closing, as of the Closing none of Purchaser or its Affiliates beneficially owns (within the meaning of Section 13(d) of the Exchange Act and the rule promulgated thereunder) any shares of Common Stock, or any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive, shares of Common Stock.
Section 4.08 Financing.
Purchaser has (and Purchaser will have as of the Initial Closing Date and, if applicable, the Milestone Closing Date) available or accessible to it sufficient funds, committed capital and credit capacity to consummate the transactions contemplated by this Agreement and required for the satisfaction of all of Purchaser’s obligations under this Agreement, including the payment of the Initial Closing Purchase Price at the Initial Closing and, if applicable, the Milestone Closing Purchase Price at the Milestone Closing and all related fees and expenses. In no event shall the receipt or availability of funds, capital or capacity be a condition to Purchaser’s obligations under this Agreement.
ARTICLE V

COVENANTS
Section 5.01 Interim Operations.
Until the earlier of (i) the Milestone Closing or (ii) the termination of this Agreement pursuant to Section 6.01, without the prior written consent of Purchaser, Company shall not (and shall not permit its Subsidiaries to):

a.amend the Organizational Documents of Company or any of its Subsidiaries in a manner that could reasonably be expected to affect Purchaser in an adverse manner either as Stockholder or with respect to the rights of Purchaser under any of the Transaction Documents;
b.redeem, repurchase or acquire any capital stock of Company or any of its Subsidiaries, other than repurchases of capital stock from employees, officers or directors of Company or any of its Subsidiaries in the ordinary course of business pursuant to any of Company’s agreements or plans in effect as of the date hereof or its share repurchase program approved by the Board prior to the date hereof;
c.authorize, issue or reclassify any capital stock, or any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive capital stock, of Company, other than (i) the authorization and issuance of the Shares as contemplated hereunder and (ii) issuances of capital stock, or any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive capital stock, of Company to employees, officers and directors of Company or any of its Subsidiaries in the ordinary course of business pursuant to any of Company’s agreements or plans in effect as of the date hereof;
d.solely with respect to Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;
e.liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize Company or any Insurance Subsidiary; or
f.authorize, or commit or agree to take, any of the foregoing actions.
Section 5.02 Efforts Prior to Milestone Closing.
a.Subject to Section 5.02(b), prior to the Milestone Closing, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to satisfy the Milestone and to consummate the Transaction. In furtherance of the foregoing, no later than five (5) Business Days following the date hereof, each Party shall (i) make, or cause to be made, an appropriate filing under the HSR Act relating to the Transaction, which filing shall request early termination of the applicable waiting period and (ii) reasonably cooperate with the other Party and, subject to reasonable confidentiality considerations, furnish such other Party with such information as may reasonably be requested by such other Party for the purpose of preparing its respective HSR Act filing. The Parties shall keep each other reasonably apprised of developments relating to the HSR Act filings, including by (a) giving each other prompt notice of any communication received from any Governmental Authority relating to the HSR Act filings; (b) providing each other in advance, with a reasonable opportunity for comment thereon, and consider in good faith each other’s comments thereon, drafts of proposed communications with any Governmental Authority relating to the HSR Act filings; (c) give each other reasonable advance notice of any meetings, conferences, or other material communications with a Governmental Authority relating to the HSR Act filings and, unless prohibited by the Governmental Authority, permit the other Party (or its Representatives) to attend and participate therein. Purchaser shall pay all administrative filing fees associated with such filings under the HSR Act.
b.Nothing in this Agreement shall require Purchaser or any of its Affiliates to, and, except with the prior written consent of Purchaser, Company shall not take any action to, consent or proffer to divest, sell, convey hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of Company, Purchaser, or any of their respective Affiliates. Notwithstanding anything to the contrary herein, in no event shall Purchaser or any of its Affiliates be obligated to litigate, appeal, or participate in the litigation or appeal of any Action, in each case, in connection with or with the intent of obtaining any approval under the HSR Act or any other antitrust Law with respect to the Transaction.
Section 5.03 Supplemental Listing.
Company shall use commercially reasonable efforts to obtain authorization of the listing of the Shares, subject to official notice of issuance. Without limiting the foregoing, as soon as reasonably practicable after the date hereof and in any event prior to the Milestone Closing (if it occurs), Company shall (a) file a supplemental listing application with the NASDAQ to list the Shares and provide to NASDAQ any required supporting documentation, and any other requested information, related to the Shares and (b) ensure that the issuance of the Shares is in compliance with applicable NASDAQ rules and regulations.
Section 5.04 Reservation of Common Stock.
Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance from and after the date hereof, the Milestone Closing Shares.
Section 5.05 Further Assurances.
From time to time after the Closing, without further consideration, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated hereby, including by executing and causing to be delivered such other instruments or other documents as may be reasonably requested by a Party for the purpose of carrying out or evidencing any of the transactions contemplated hereby.
ARTICLE VI

MISCELLANEOUS
Section 6.01 Termination.
a.Prior to the Milestone Closing, this Agreement may be terminated:
i.upon the mutual written consent of the Parties;

ii.by either Company or Purchaser if the Milestone Closing has not occurred on or prior to March 31, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 6.01(a)(ii) shall not be available to any Party if the breach by such Party of its representations and warranties set forth herein or the failure of such party to perform any of its obligations hereunder has been a principal cause of or resulted in the failure of the Milestone Closing to occur by the Outside Date;
iii.by either Company or Purchaser if the Strategic Alliance Agreement has been terminated in accordance with its terms;
iv.by Purchaser if (A) any of the conditions set forth in Section 2.03 or Section 2.04 shall have become incapable of fulfillment prior to the Outside Date or (B) Company shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement that results in the failure of any condition set forth in Section 2.03 or Section 2.04 and such breach or failure is not cured within fifteen (15) days after Company receives notice thereof, and, in each case, such breach or failure to perform shall not have been waived by Purchaser; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 6.01(a)(iv) if Purchaser’s breach of any of its covenants, obligations, representations or warranties set forth in this Agreement gave rise to the failure of such condition;
v.by Company if (A) any of the conditions set forth in Section 2.03 or Section 2.05 shall have become incapable of fulfillment prior to the Outside Date or (B) Purchaser shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement that results in the failure of any condition set forth in Section 2.03 or Section 2.05 and such breach or failure is not cured within fifteen (15) days after Purchaser receives notice thereof, and, in each case, such breach or failure to perform shall not have been waived by Company; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 6.01(a)(v) if Company’s breach of any of its covenants, obligations, representations or warranties set forth in this Agreement gave rise to the failure of such condition; or
vi.by Purchaser if the condition set forth in Section 2.04(c) is or becomes unsatisfied prior to the time that the Milestone Closing would have otherwise occurred had such condition set forth in Section 2.04(c) been satisfied (due to the satisfaction or, if permissible, waiver of each of the other conditions set forth in Sections 2.03, 2.04 and 2.05 (other than any conditions that by their nature are to be satisfied at the Milestone Closing)).
b.If this Agreement is terminated pursuant to this Section 6.01, this Agreement shall become void and of no further force and effect, except that the provisions of this Article VI (including, for the avoidance of doubt, Section 6.04 with respect to the Initial Closing in the event that this Agreement is terminated prior to the occurrence of the Milestone Closing) shall remain operative and in full force and effect, unless the Parties execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Parties. Notwithstanding the foregoing, the termination of this Agreement pursuant to this Section 6.01 shall not relieve any Party from liability for damages for Fraud or any intentional misrepresentation of the representations and warranties contained in Article III or Article IV, as applicable, or any willful failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to the Closing.
Section 6.02 Fees and Expenses.
All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses.
Section 6.03 Exclusive Representations and Warranties.
Except for the representations and warranties expressly set forth in Article IV, Company specifically acknowledges and agrees that neither Purchaser nor any of its Affiliates, Representatives or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in Article III, Purchaser specifically acknowledges and agrees that neither Company nor any of its Affiliates, Representatives or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to Company or any of Company’s businesses, assets, employees, permits, liabilities, operations, prospects, condition (financial or otherwise) or any Company Projection, and, except in the case of Fraud, hereby expressly waives and relinquishes any and all rights, claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) (a) based on, arising out of or relating to any such other representation or warranty or any Company Projection or (b) against Company in connection with the accuracy, completeness or materiality of any Company Projection. Purchaser acknowledges and agrees that it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to Company and its businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, Purchaser has relied on the results of such independent investigation.
Section 6.04 Survival of Provisions.
All of the covenants or other agreements of the Parties contained in this Agreement that by their terms are to be performed following the Initial Closing or the Milestone Closing, as applicable, shall survive the Initial Closing or the Milestone Closing, as applicable, until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. Except for the representations and warranties set forth in the first sentence of Section 3.01 and Sections 3.02, 3.05, 3.06, 3.25, 3.26 and 3.28 (the “Fundamental Representations”) and in the first sentence of Section 4.01, Section 4.02 and Section 4.05, and any claims or causes of actions thereto, which shall survive the execution and delivery of this Agreement and the Closing and remain operative and in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations, the representations and warranties made in Article III and Article IV, and any claims or causes of actions thereto, shall survive and remain operative and in full force and effect until the date that is eighteen (18) months following the Initial Closing Date (or, if the Milestone Closing occurs, the Milestone Closing Date); provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires. Notwithstanding any other provision set forth in this Agreement, except in the case of Fraud, the maximum liability of Company under or relating to this Agreement to the extent relating to or arising out of any breach of the representations and warranties expressly set forth in this Agreement shall in no event exceed the Initial Closing Purchase Price (or, if the Milestone Closing occurs, the Aggregate Purchase Price).
Section 6.05 No Waiver; Modifications in Writing.
Except as otherwise provided herein, no failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at Law or in equity or otherwise. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle a Party to any other or further notice or demand in similar or other circumstances.
Section 6.06 Binding Effect; Assignment.
This Agreement shall be binding upon Company, Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties and their respective successors and permitted assigns. Neither Party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other Party.
Section 6.07 Confidentiality; Publicity.
Purchaser acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a Non-Disclosure Agreement, dated as of September 8, 2020, between an Affiliate of Purchaser and Company, the terms of which are incorporated herein by reference. None of

Purchaser, Company, or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transaction, or any matter related to the foregoing, without first obtaining the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by Law or legal process (including pursuant to the Exchange Act or the Securities Act or any rules promulgated thereunder or the rules of any national securities exchange), in which case Purchaser or Company, as applicable, shall, to the extent reasonably practicable and permitted by Law, coordinate such announcement or communication with the other Party prior to announcement or issuance, including by providing such other Party a reasonable opportunity to comment on any such announcement or communication; provided, however, that each Party and its Affiliates may make internal announcements regarding this Agreement and the Transaction to their and their Affiliates’ respective directors and officers and employees without the consent of the other Party.
Section 6.08 Notices.
All notices and demands provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:
a.If to Purchaser:
Aflac Incorporated
1932 Wynnton Road
Columbus, GA 31999
Attn:         Audrey Boone Tillman
Executive Vice President and General Counsel
Email:     atillman@aflac.com
Fax:    (706) 596-3577

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave. NW
Washington, D.C. 20005
Attention:    Richard L. Oliver
Facsimile:    (202) 661-0582
Email:        richard.oliver@skadden.com
b. If to Company:
Trupanion, Inc.
6100 4th Avenue S, Suite 200
Seattle, Washington 98108
Attention: Gavin Friedman, General Counsel
Email: gavin.friedman@trupanion.com

with a copy to:

DLA Piper LLP(US)
701 Fifth Ave., Suite 6900
Seattle, Washington 98104
Attention:    Trenton C. Dykes and Andrew D. Ledbetter
Facsimile:    (206) 494-1776
Email:        trent.dykes@us.dlapiper.com and
                andrew.ledbetter@us.dlapiper.com
or to such other address as Company or Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iv) when receipt is acknowledged, if sent by facsimile; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 6.09 Entire Agreement.
This Agreement, including the Disclosure Schedule, together with the Transaction Documents and the other agreements and documents referred to herein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings between the Parties, other than those set forth or referred to herein with respect to the rights granted by Company or any of its Affiliates or Purchaser or any of its Affiliates set forth herein. This Agreement including the Disclosure Schedule, together with the Transaction Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter.
Section 6.10 Specific Performance.
The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the right of a Party to cause the other Party to consummate the Milestone Closing in accordance with Sections 2.01 and 2.02 and the other transactions contemplated by this Agreement, in the courts provided for in Section 6.11, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.10 shall not be required to provide any bond or other security in connection with any such injunction.
Section 6.11 Governing Law; Submission to Jurisdiction.
This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law provisions thereof. All claims, causes of action, suits, actions or proceedings shall be raised to and exclusively determined by the Court of Chancery for the State of Delaware or, if such court disclaims jurisdiction, the U.S. District Court for the District of Delaware or, if such court disclaims jurisdiction, the courts of the State of Delaware, and in each case, any appellate court from any decision thereof, to whose exclusive jurisdiction and venue the Parties unconditionally consent and submit. Service of process in connection with any such claim, cause of action suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 6.12 Waiver of Jury Trial.
THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 6.13 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 6.14 No Recourse.
Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, each Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the other Party and its respective successors and permitted assignees shall have any obligation hereunder, and that, except in the case of Fraud, each Party has no rights of recovery against, and no recourse hereunder against, any former, current or future director, officer, agent, advisor, attorney, Representative, Affiliate, manager or employee of the other Party (or any of its successors or assignees), against any former, current or future general or limited partner, manager, member or stockholder of the other Party, or any Affiliate thereof or against any former, current or future director, officer, agent, advisor, attorney, Representative, employee, Affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, except that, notwithstanding the foregoing, nothing in this Section 6.14 shall limit the Parties’ rights or remedies under the Shareholder Agreement or in the case of Fraud.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties execute this Stock Purchase Agreement, effective as of the date first above written.

Trupanion, Inc.

/s/ Darryl Rawlings
Name: Darryl Rawlings
Title Chief Executive Officer

Aflac Incorporated

/s/ Max K. Brodén
Name: Max K. Brodén
Title: Executive Vice President, Chief Financial Officer

Exhibit A
Shareholder Agreement
(See attached)